Exhibit 99.1

Tesoro Corporation Announces First Quarter Results

SAN ANTONIO--(BUSINESS WIRE)--Tesoro Corporation (NYSE:TSO) today reported a first quarter 2008 net loss of $82 million, or $0.60 per share, which includes a pre-tax benefit of $45 million, related to a legal settlement regarding the Trans Alaska Pipeline System tariffs. Net income for the first quarter of 2007 was $116 million, or $0.84 per share. First quarter 2008 segment operating loss was $115 million, versus income of $245 million reported in the first quarter of 2007.

In comparison to last year, lower gross refining margins and higher operating costs were partially offset by higher refining throughput. Declining margins for gasoline and bottom-of-the-barrel products including fuel oil, asphalt and petroleum coke drove West Coast benchmark margins down from $30/barrel (bbl) in the first quarter of 2007 to an average of $14/bbl in the first quarter of 2008. Reported gross refining margins decreased 52% to $6.54/bbl in the first quarter of 2008 compared to $13.50/bbl from a year ago.

For some time, the Company has had programs to increase the flexibility of the crudes used in its system and compared to the first quarter of 2007, the Company took advantage of market opportunities to lower crude costs versus benchmark crude oils, such as Alaska North Slope and West Texas Intermediate. These cost of goods sold reductions included running more advantaged crudes at our Golden Eagle and Hawaii refineries, lower costs for foreign crude grades to the Anacortes refinery, and the benefit of recently negotiated, multi-year, term-contracts for local grades of light, sweet crude delivered to the Mid-Continent region.

Excluding the Los Angeles refinery (which was not owned in the first quarter of 2007), manufacturing costs before depreciation and amortization were $216 million for the first three months of 2008 versus $187 million a year ago. Increases reflect higher energy, catalyst and chemical usage as a result of higher throughput rates than a year ago, combined with higher energy rates. Manufacturing costs for the first quarter of 2008, including the Los Angeles refinery, were $21 million lower than the fourth quarter of 2007. Reductions include $15 million in lower repair and maintenance, primarily at the Golden Eagle and Los Angeles refineries and $21 million in lower environmental costs which are now being recorded in other operating expenses. Total environmental expense for refining was lower by $8 million in the first quarter compared to a quarter ago. Total system energy costs during the quarter were higher by $11 million than the prior quarter.

Total throughput for the first quarter of 2008 was 593,000 barrels-per-day (BPD) and included planned maintenance of the gasoline producing unit at the Anacortes refinery. Excluding the Los Angeles refinery, throughput increased 24,000 BPD, primarily reflecting extended downtime at our Golden Eagle refinery during the first quarter of 2007.

Hawaii Refinery Update

In the fourth quarter, the company disclosed several initiatives to improve the profitability of the Hawaii refinery. These included: reducing reliance on light sweet crude from Asia, achieving better value for finished products and improving reliability through controls modernization and installing a new electric substation. As an update to those initiatives, during the first quarter of 2008, the refinery reduced light sweet crude as a percent of total throughput to 19% from 30% a year ago by moving from light sweet grades to more advantaged heavy sweet and light sour crudes.

The controls modernization project is approximately 50% complete with one of the two phases now successfully commissioned and the electrical substation project was completed in March.

Initiatives

“After our acquisition of the Los Angeles refinery in May of last year, the Company announced that it was shifting the focus of its value creation strategy from an external acquisition driven business model to one that pursues internal yield and cost benefits. This shift was timely as the industry has recently experienced less robust margins. We’ve already developed and initiated changes that are expected to improve profitability in Hawaii and Los Angeles and have accelerated our review of costs and capital commitments across the system in response to the market environment. These programs are designed to reduce short term debt and fund capital expenditures solely from operating cash flow,” said Bruce Smith, Tesoro’s Chairman, President and CEO.

These initiatives include:

  Immediately reducing operations and administration costs and our largest single cost, crude oil,
  Reducing the aggregate amount of our capital expenditures, and
  Reducing working capital.

Our goal is to realize approximately $750 million to $1 billion of cash through these initiatives, this year.

Beyond 2008, the Company is reviewing other initiatives to respond to the difficult market environment. These include:

  Ways to reduce the cost of energy consumed and emissions generated, and
  Review of capital projects and capital employed to ensure that we have the appropriate capital priorities.

Capital Program Update

We are revising our 2008 capital spending plan, including turnarounds, to $870 million from the previously announced at $1.1 billion. Most projects impacted by this reduction have been delayed or adjusted in scope rather than cancelled. The company is currently assessing the capital spend in 2009-2012. The company’s capital spending for the first quarter of 2008 was $209 million which includes about $34 million for turnaround expenditures.

The company has completed the tie-in of the new delayed coker at our Golden Eagle refinery which was commissioned in late April and is successfully progressing towards full rates. We currently expect the total cost of this project to be $610 million.

Board Declares Quarterly Dividend

Tesoro announced today that its Board of Directors has approved a regular quarterly cash dividend of $0.10 per share. The dividend is payable June 16th, 2008 to shareholders of record as of June 2nd, 2008.

Public Invited to Listen to Analyst Conference Call via Internet

At 7:30 a.m., CDT, Wednesday, May 7th, 2008 Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2008 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to Tesoro’s Internet site at http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro's retail-marketing system includes over 900 branded retail stations, of which nearly 445 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the market environment, and our expectations about expense and capital reductions. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

TESORO CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues	$6,531	$3,876
Costs and Expenses:
Costs of sales and operating expenses	6,533	3,548
Selling, general and administrative expenses	52	69
Depreciation and amortization	90	69
Loss on asset disposals and impairments	14	2

Operating Income (Loss)	(158)	188
Interest and Financing Costs	(27)	(17)
Interest Income	2	14
Other Income (a)	45	-

Earnings (Loss) Before Income Taxes	(138)	185
Income Tax Provision (Benefit)	(56)	69
Net Earnings (Loss)	$(82)	$116
Net Earnings (Loss) Per Share:
Basic	$(0.60)	$0.86
Diluted (b)	$(0.60)	$0.84
Weighted Average Common Shares:
Basic	136.2	135.2
Diluted	136.2	138.9

Note: Our results of operations for 2008 include our Los Angeles refinery assets and retail stations acquired in May 2007. Share and per share data for the periods presented reflect the effect of a two-for-one stock split effected in the form of a stock dividend which was distributed in May 2007.

(a) Other income for the three months ended March 31, 2008 represents a refund received from the Trans Alaska Pipeline System ("TAPS") in connection with a ruling by the Regulatory Commission of Alaska concerning our protest of intrastate pipeline rates set by TAPS between 1997 and 2000.

(b) The assumed conversion of common stock equivalents produced anti-dilutive results for the three months ended March 31, 2008 and was not included in the dilutive calculation.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2008	2007
Operating Income (Loss)
Refining	$(87)	$256
Retail	(28)	(11)
Total Segment Operating Income (Loss)	(115)	245
Corporate and Unallocated Costs	(43)	(57)
Operating Income (Loss)	(158)	188
Interest and Financing Costs	(27)	(17)
Interest Income	2	14
Other Income (a)	45	-
Earnings (Loss) Before Income Taxes	$(138)	$185

Depreciation and Amortization
Refining	$73	$62
Retail	12	4
Corporate	5	3
Depreciation and Amortization	$90	$69

Capital Expenditures
Refining	$165	$131
Retail	1	1
Corporate	9	8
Capital Expenditures	$175	$140

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2008 (c)	2007
Cash and Cash Equivalents	$41	$23
Total Assets	$8,808	$8,128
Total Debt	$2,084	$1,659
Total Stockholders' Equity	$2,967	$3,052
Total Debt to Capitalization Ratio	41%	35%

(c) Our purchase price allocation of the Los Angeles refinery assets and Shell retail stations (acquired in May 2007) is substantially complete pending potential changes to certain employee benefits that are not expected to be material.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
REFINING SEGMENT
Total Refining Segment
Throughput (thousand barrels per day) (d)
Heavy crude	176	99
Light crude	390	348
Other feedstocks	27	18
Total Throughput	593	465

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	283	192
Jet fuel	76	63
Diesel fuel	128	103
Heavy oils, residual products, internally produced fuel and other	133	120
Total Yield	620	478

Gross refining margin ($/throughput bbl) (e)	$6.54	$13.50
Manufacturing cost before depreciation and amortization ($/throughput bbl) (e)	$5.29	$4.41

Segment Operating Income ($ millions)
Gross refining margin (f)	$353	$565
Expenses
Manufacturing costs (g)	286	187
Other operating expenses (g)	70	50
Selling, general and administrative	9	8
Depreciation and amortization (h)	73	62
Loss on asset disposals and impairments	2	2
Segment Operating Income	$(87)	$256

Refined Product Sales (thousand barrels per day) (i)
Gasoline and gasoline blendstocks	330	252
Jet fuel	97	89
Diesel fuel	123	114
Heavy oils, residual products and other	94	86
Total Refined Product Sales	644	541

Refined Product Sales Margin ($/barrel) (i)
Average sales price	$106.01	$75.80
Average costs of sales	99.41	64.13
Refined Product Sales Margin	$6.60	$11.67

(d) In the 2007 fourth quarter, we redefined heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less. Previously, heavy crude oils were defined as crude oils with a gravity of 32 degrees or less. Heavy and light throughput volumes for the three months ended March 31, 2007 have been adjusted to conform to the 2008 presentation.

(e) In the 2007 fourth quarter, we revised the calculation of gross refining margin per throughput barrel to include the effect of inventory changes. Inventory changes are the result of selling a volume and mix of product that is different than actual volumes manufactured. The amounts for the three months ended March 31, 2007 have been recalculated to conform to the 2008 calculation. Previously, gross refining margin per barrel was calculated based upon manufactured product volumes. Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. Gross refining margin per barrel is calculated by dividing gross refining margin by total refining throughput and may not be calculated similarly by other companies. Gross refining margin is calculated as revenues less costs of feedstocks, purchased refined products, transportation and distribution. Management uses manufacturing costs per barrel to evaluate the efficiency of refinery operations. Manufacturing costs per barrel is calculated by dividing manufacturing costs by total refining throughput and may not be comparable to similarly titled measures used by other companies. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(f) Consolidated gross refining margin totals gross refining margin for each of our regions adjusted for other costs not directly attributable to a specific region. Other costs resulted in an increase of $1 million for each of the three months ended March 31, 2008 and 2007. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput times gross refining margin per barrel.

(g) During the 2008 first quarter, we reclassified certain environmental expenses from manufacturing expenses to other operating expenses. We have reclassified $2 million in the prior period to conform to the current presentation.

(h) Includes manufacturing depreciation and amortization per throughput barrel of approximately $1.25 and $1.40 for the three months ended March 31, 2008 and 2007, respectively.

(i) Sources of total refined product sales include products manufactured at the refineries and products purchased from third parties. Total refined product sales margin includes margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Refining By Region
California (Golden Eagle and Los Angeles) (j)(k)
Throughput (thousand barrels per day) (d)
Heavy crude	157	71
Light crude	83	37
Other feedstocks	19	3
Total Throughput	259	111

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	144	42
Jet fuel	18	-
Diesel fuel	61	29
Heavy oils, residual products, internally produced fuel and other	52	43
Total Yield	275	114

Gross refining margin	$240	$209
Gross refining margin ($/throughput bbl)	$10.18	$20.82
Manufacturing cost before depreciation and amortization ($/throughput bbl)	$7.22	$9.37

Pacific Northwest (Alaska & Washington) (j)
Throughput (thousand barrels per day) (d)
Heavy crude	12	11
Light crude	143	148
Other feedstocks	5	12
Total Throughput	160	171

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	61	74
Jet fuel	31	29
Diesel fuel	28	30
Heavy oils, residual products, internally produced fuel and other	44	43
Total Yield	164	176

Gross refining margin	$29	$196
Gross refining margin ($/throughput bbl)	$2.03	$12.79
Manufacturing cost before depreciation and amortization ($/throughput bbl)	$4.25	$2.94

Mid-Pacific (Hawaii)
Throughput (thousand barrels per day) (d)
Heavy crude	7	17
Light crude	60	66
Total Throughput	67	83

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	16	22
Jet fuel	18	25
Diesel fuel	10	14
Heavy oils, residual products, internally produced fuel and other	25	24
Total Yield	69	85

Gross refining margin	$(9)	$30
Gross refining margin ($/throughput bbl)	$(1.49)	$3.94
Manufacturing cost before depreciation and amortization ($/throughput bbl)	$3.08	$2.07

(j) We experienced reduced throughput and yield levels during scheduled maintenance turnarounds for the Golden Eagle and Washington refineries during the 2008 first quarter and the Golden Eagle and Utah refineries during the 2007 first quarter.

(k) Volumes and margins for 2008 include the Los Angeles refinery acquired in May 2007.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Mid-Continent (North Dakota & Utah) (j)
Throughput (thousand barrels per day) (d)
Light crude	104	97
Other feedstocks	3	3
Total Throughput	107	100

Yield (thousand barrels per day)
Gasoline and gasoline blendstocks	62	54
Jet fuel	9	9
Diesel fuel	29	30
Heavy oils, residual products, internally produced fuel and other	12	10
Total Yield	112	103

Gross refining margin	$92	$129
Gross refining margin ($/throughput bbl)	$9.44	$14.42
Manufacturing cost before depreciation and amortization ($/throughput bbl)	$3.57	$3.35

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended
	March 31,
	2008 (l)	2007
RETAIL SEGMENT
Number of Stations (end of period)
Company-operated	444	194
Branded jobber/dealer	495	270
Total Stations	939	464

Average Stations (during period)
Company-operated	446	194
Branded jobber/dealer	475	268
Total Average Retail Stations	921	462

Fuel Sales (millions of gallons)
Company-operated	287	57
Branded jobber/dealer	62	47
Total Fuel Sales	349	104

Fuel Margin ($/gallon) (m)	$0.12	$0.11
Merchandise Sales ($ millions)	$53	$31
Merchandise Margin ($ millions)	$13	$8
Merchandise Margin %	25%	26%

Segment Operating Income (Loss) ($ millions)
Gross Margins
Fuel (n)	$41	$12
Merchandise and other non-fuel margin	18	8
Total Gross Margins	59	20
Expenses
Operating expenses	58	20
Selling, general and administrative	6	7
Depreciation and amortization	12	4
Loss on asset disposals and impairments (o)	11	-
Segment Operating Income (Loss)	$(28)	$(11)

(l) The retail operating data for 2008 includes the Shell and USA Gasoline stations acquired in May 2007.

(m) Management uses fuel margin per gallon to compare profitability to other companies in the industry. Fuel margin per gallon is calculated by dividing fuel gross margin by fuel sales volume and may not be calculated similarly by other companies. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America.

(n) Includes the effect of intersegment purchases from the refining segment at prices which approximate market.
(o) Represents impairment charges of $11 million during the three months ended March 31, 2008 related to the pending sale or closure of 23 retail stations.

CONTACT:
Tesoro Corporation, San Antonio
Investors:
Scott Phipps, Director, Investor Relations, 210-283-2882
or
Media:
Natalie Silva, Director, Media Relations, 210-283-2729